POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Lichtenstein his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-3 to be effective upon filing pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent and his substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in counterparts and all such duly executed counterparts shall together constitute the same instrument. This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney expressly provides that it revokes this Power of Attorney referring to the date and subject hereof.

Name	Capacity	Date

/s/ Shawn R. Tominus	Director	June 28, 2012
Shawn R. Tominus

/s/ Edwin J. Glickman	Director	June 29, 2012
Edwin J. Glickman

/s/ George R. Whittemore	Director	June 28, 2012
George R. Whittemore